UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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New York City REIT, Inc.

(Name of Registrant as Specified in Its Charter)

Comrit Investments 1, LP

Comrit Investments Ltd.

I.B.I. Investment House Ltd

Ziv Sapir

Sharon Stern

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Comrit Investments 1, LP, together with the other participants named herein (collectively, “Comrit”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a highly qualified independent director nominee at the 2022 annual meeting of stockholders of New York City REIT, Inc., a Maryland corporation (the “Company”).

On April 27, 2022, Comrit issued the following press release and delivered the following letter to the stockholders of the Company.

Comrit Investments Issues Letter to New York City REIT Stockholders

Urges Stockholders to Vote on the WHITE Proxy Card to Elect Comrit’s Highly Qualified, Independent Director Candidate at the Company’s Annual Meeting on May 31

Visit www.RebuildNYCREIT.com for Access to Important Information and Resources

NEW YORK & TEL AVIV, Israel—(BUSINESS WIRE)—Comrit Investments 1, LP (together with its affiliates, “Comrit” or “we”), a long-term stockholder of New York City REIT, Inc. (NYSE: NYC) (“NYC REIT” or the “Company”), today sent a letter to fellow stockholders regarding the urgent need for boardroom change at NYC REIT.

Comrit urges stockholders to vote on the WHITE proxy card to elect Sharon Stern, our highly qualified and independent director candidate, at the Company’s upcoming Annual Meeting of Stockholders on May 31, 2022.

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IF YOU HAVE QUESTIONS ON HOW TO VOTE THE WHITE PROXY CARD, PLEASE CONTACT SARATOGA PROXY CONSULTING AT INFO@SARATOGAPROXY.COM OR TOLL-FREE AT: (888) 368-0379.

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Below is the full text of the letter:

April 27, 2022

Fellow Stockholders,

Comrit Investments 1, LP (together with its affiliates, “Comrit” or “we”) is a long-term stockholder of New York City REIT, Inc. (NYSE: NYC) (“NYC REIT” or the “Company”), with beneficial ownership of approximately 2% of the Company’s outstanding common stock. We nominated Sharon Stern, a highly qualified and independent individual for election to NYC REIT’s Board of Directors (the “Board”) at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) in order to rehabilitate the Company’s insular culture and catalyze value creation.

We chose to take the extraordinary step of initiating a proxy contest because we believe the current Board is unwilling to take meaningful action to address the Company’s significant issues, including poor corporate governance, chronic underperformance and a resulting unprecedented trading price discount to its net asset value (“NAV”). It is important to note that we attempted to engage constructively with the Board regarding the addition of new perspectives in the boardroom, however, we were rebuffed and told that the Company was “prepared to fight” one of its largest stockholders. The Board’s combative tone and stance have solidified our view that immediate boardroom change is needed to help ensure objective and independent oversight of the Company’s operations, strategy and governance.

Despite NYC REIT’s attempts to miscast and cherry-pick performance, the reality is that the Company is at a critical juncture in its lifecycle. We believe stockholders should not lose sight of the Board’s indefensible track record and why it is so vital to change the status quo by voting the WHITE Proxy Card at this year’s Annual Meeting:

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Negative Total Stockholder Returns and Sustained Underperformance: Before we announced the nomination of our highly qualified director candidate, NYC REIT had delivered negative returns over the last 15 months (-60%), one year (-30%) and six months (-37%).[1] The Company’s stock had also significantly underperformed its self-selected peers and the broader market over each of the aforementioned time horizons.

Index/Company	15-Month TSR	1-Year TSR	6-Month TSR
FTSE NAREIT U.S. Real Estate Index	42.83%	35.95%	10.75%
Bloomberg REIT Small Cap Index	106.59%	77.27%	38.37%
Company Peer Average[2]	36.06%	6.05%	-18.07%
New York City REIT	-60.08%	-30.03%	-36.78%

Source: Bloomberg (TSR runs through 11/30/21, the day before Comrit publicly announced our nomination).

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Staggering Discount to NAV: The Company trades at an approximate 86% discount to its last reported NAV, demonstrating what we view as the market’s lack of confidence in the current leadership team.[3] Since listing, NYC REIT’s trading price has plummeted, subjecting investors to significant stock price depreciation and losses while affiliates of various Board members extract exorbitant management fees. Meanwhile, the Board has failed to establish a credible plan to address this staggering trading discount to NAV.

[1]	Stock price as of market close on August 18, 2020, the day NYC REIT began trading on the NYSE, to market close on November 30, 2021, the day before Comrit publicly announced its nomination.
[2]	The Company’s peers were included in its NYSE listing presentation dated August 13, 2020, and include Empire State Realty Trust, SL Green Realty Trust, Vornado Realty Trust and Paramount Group, Inc.
[3]

As of market close on November 30, 2021, NYC REIT’s NAV was $6.70 compared to a NAV of $49.23 (the most recent NAV disclosed by the Company in a presentation on August 13, 2020, prior to Comrit’s nomination (Form 8-K; Company presentation)).

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Balance Sheet Erosion: Under the current Board, NYC REIT has incurred significant losses with no clear plan to address its financial challenges. In 2020, the Company posted an operating loss of more than $22.5 million while its peers earned an average of $68.9 million in operating income.[4] Instead of outlining plans to address the breach of debt covenants on mortgages secured by four of the Company’s eight properties, the resulting cash traps and the looming default under the mortgage secured by 9 Times Square, NYC REIT’s recent investor presentation instead focused solely on how well the Company performed in 2021.[5]

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An Onerous Advisory Agreement: The Board has wasted stockholder capital on egregious advisory agreements and operating expenses with its external advisors while investors have been forced to endure negative returns. Remarkably, NYC REIT has paid approximately $33.4 million in management fees and reimbursements to its external advisor and property manager, both owned by AR Global, since 2019.[6]

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Excessive Equity Award to the Advisor: In September 2020, NYC REIT’s Board awarded the Company’s advisor roughly $25.8 million via long-term incentive plan (“LTIP”) units. If the performance targets – which we believe are incredibly low – are achieved, the Company’s advisor would receive an award valued at more than $52 million, representing more than 30% of NYC REIT’s outstanding common stock.

THE BOARD HAS PERPETUATED POOR GOVERNANCE AND RUBBERSTAMPED ANTI-STOCKHOLDER MANEUVERS AT NYC REIT

We believe NYC REIT has defied best practices in corporate governance and severely limited the ability of stockholders to ignite necessary change and voice their concerns. The Board’s actions indicate that the incumbent directors are more focused on entrenching themselves than unlocking value for stockholders:

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Non-Independent Chairman: Mr. Weil is both Executive Chairman and Chief Executive Officer of NYC REIT, a practice that leading proxy advisory firms and governance experts strongly disfavor. Mr. Weil is also CEO of AR Global and CEO of the Company’s external advisor and property manager, both of which are subsidiaries of AR Global. Mr. Weil’s multiple controlling roles deny the Company independent leadership that is not beholden to AR Global.

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Restrictive Poison Pill: The Company’s poison pill restricts stockholders from purchasing more than 4.9% of the Company’s stock, meaning stockholders are not able to use certain rights afforded to them under Maryland law, which requires a stockholder to own at least 5% of the Company to obtain a copy of the stockholder list or other books and records. Not only has the Board implemented the poison pill as a defensive measure in the absence of any legitimate threat to the Company’s business, but it recently waived the application of the poison pill to AR Global and certain of its affiliates. When the Board reduced the overall ownership limitation binding on all stockholders from 9.8% to 7%, it also waived the overall ownership limitation for AR Global, the entity that owns and controls AR Global and Mr. Weil, allowing these excepted parties to collectively acquire up to 20% of the Company’s outstanding shares. We believe these brazen maneuvers by NYC REIT’s leadership are attempts to maintain control of the Company by limiting stockholder rights and expanding the rights of their own affiliates.

[4]	Company filings; peer company filings.
[5]	Company Form 8-K dated January 10, 2022.
[6]	Company filings, including NYC REIT’s 2022 Definitive Proxy Statement.

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Classified Board: The Company has a classified or “staggered” Board, meaning each director is only up for election every three years as opposed to every year. This protects incumbent directors from annual scrutiny and makes it more difficult for stockholders to enact change. The Board also has the exclusive power to de-classify itself, meaning stockholders cannot make that change.

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Multiple Attempts to Diminish Stockholder Rights: In 2016, the Board – including Elizabeth Tuppeny, who is up for reelection at the 2022 Annual Meeting – attempted to strip stockholders of their rights. The Board proposed to extend the agreement with AR Global’s affiliates for an indefinite period rather than limiting it to one-year renewals, allow the Board to privately sell shares of the Company, eliminate the stockholder majority voting requirement for certain Board actions and more.

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Concerning Boardroom Interlocks: All current members of the Board, including Ms. Tuppeny, serve as directors of other companies managed by AR Global and its affiliates. All members of the Company’s executive management team also serve as executives at other companies managed by AR Global and its affiliates.

NYC REIT desperately needs independent leaders who are not beholden to AR Global. The Board’s track record of presiding over abysmal financial performance, alarming corporate governance and anti-stockholder actions is indefensible and makes the case for boardroom change at NYC REIT clear. It’s our view that the Company’s one-sided agreements with AR Global and its affiliates also perpetuate conflicts and benefit Mr. Weil and his loyalists, while hurting the Company’s balance sheet and stockholders.

THE BOARD APPROVED A COSTLY EXTERNAL ADVISORY AGREEMENT WITH AR GLOBAL THAT BENEFITS INSIDERS AND HURTS STOCKHOLDERS

Given the obtuse and scattered disclosure in NYC REIT’s proxy statement, stockholders might not be aware that this Board and management team inked a lucrative advisory agreement with AR Global’s subsidiary that we believe acts as a second poison pill. In addition to the $33.4 million in fees and reimbursements paid over the last three years and the excessive equity award, this generous advisory deal entitles the advisor to receive a termination fee of at least $39 million if the advisory agreement is terminated in connection with a change of control of NYC REIT, which the advisor can do unilaterally. This $39 million minimum change of control termination fee equates to 23% of NYC REIT’s current total market capitalization. In addition, regardless of when or how the advisory deal is terminated, the advisor will receive a one-time payment equal to the then-present fair market value of its shares of NYC REIT’s common stock plus its interest in the Company’s operating partnership. This would include some or all of the excessive equity award, which had a grant date value of ~$25.8 million and could be worth much more.

We believe the egregious terms of this advisory agreement, which clearly benefit Mr. Weil, his boardroom allies and beneficiaries at AR Global, should only reinforce that a highly qualified and impartial voice is needed in NYC REIT’s boardroom. The current Board is clearly incapable of objectively overseeing management and addressing the various conflicts of interest arising under the advisory agreement given the directors’ extensive interlocks with other AR Global affiliates.

COMRIT’S HIGHLY QUALIFIED AND INDEPENDENT NOMINEE IS THE RIGHT

SOLUTION AT THE RIGHT TIME

Fortunately, there is an alternative to the status quo that can bring much needed oversight to NYC REIT’s insular Board. Electing a stockholder-nominated director who is unhindered by legacy biases and conflicts of interest can help re-focus this Board on unlocking value for stockholders. Our independent nominee, Ms. Stern, has the necessary skills and experience to objectively evaluate the Company’s historical performance, strategy and governance, and identify the best path toward producing enduring value for stockholders.

Ms. Stern is a REIT expert and real estate entrepreneur with relevant public company board experience and a strong record of value creation.

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Currently serves as President of Eastmore Management and Metro Investments, two organizations focused on the acquisition, development and management of multi-residential and commercial properties in the downtown core of Montreal.

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Serves on the Board of Directors of Cedar Realty Trust, Inc. (NYSE: CDR), a publicly traded REIT, which recently announced an agreement for a sale that would represent a nearly 71% premium for shareholders following a robust review of strategic alternatives.[7]

•	Previously worked in Strategy and Corporate Development for the Business Development Bank of Canada.

•	Holds a Bachelor’s degree from McGill University and a Master’s degree from Brown University.

If elected, Ms. Stern is committed to operating with integrity and transparency in the boardroom – all in the interest of delivering the best outcome for stockholders.

We look forward to engaging with you in the days and weeks to come. Please visit www.RebuildNYCREIT.com to sign up for email updates, review important materials, such as our definitive proxy statement, and learn how to vote on the WHITE Proxy Card to elect Ms. Stern.

Sincerely,

Ziv Sapir

Managing Partner

Comrit Investments 1, LP

[7]	Cedar Realty Trust press release dated March 2, 2022.

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About Comrit Investments

Comrit Investments 1, LP is an investment partnership that invests in income generating real estate through public non-traded real estate investment trusts. Founded in 2015 and based in Tel Aviv, Washington D.C. and New York City, Comrit is sponsored by I.B.I. Investment House Ltd. (TLV: IBI), an Israel-based market leader in alternative fund offerings. Comrit’s management team collectively has 30 years of experience investing across the U.S. real estate market.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Comrit, together with the other participants named below, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of a highly qualified director nominee at the 2022 annual meeting of stockholders of New York City REIT, Inc. (the “Company”).

COMRIT STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT, AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AND WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are Comrit, Comrit Investments Ltd., I.B.I. Investment House Ltd., Ziv Sapir and Sharon Stern.

As of the date hereof, Comrit beneficially owns 267,520 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Class A Common Stock”). Comrit Investments Ltd., as the general partner of Comrit, may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. I.B.I. Investment House Ltd, as the majority owner of Comrit Investments Ltd., may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. Ziv Sapir, as the Managing Partner and CEO of Comrit, and as the CEO and minority owner of Comrit Investments Ltd., may be deemed the beneficial owner of the 267,520 shares of Class A Common Stock owned by Comrit. As of the date hereof, Ms. Stern does not own any securities of the Company.

Contacts

For Investors:

Saratoga Proxy Consulting LLC

John Ferguson / Joe Mills, 212-257-1311

jferguson@saratogaproxy.com / jmills@saratogaproxy.com

For Media:

Longacre Square Partners

Charlotte Kiaie / Bela Kirpalani, 646-386-0091

ckiaie@longacresquare.com / bkirpalani@longacresquare.com